Exhibit 5.1
[LETTERHEAD OF HARTER SECREST & EMERY LLP]
February 6, 2007
Premier Exhibitions, Inc.
3340 Peachtree Road, NE, Suite 2250
Atlanta, Georgia 30326
     Re:     Premier Exhibitions, Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
     You have requested our opinion in connection with the preparation and filing of your Registration Statement on Form S-8, filed under the Securities Act of 1933, as amended (the “Registration Statement”), with the Securities and Exchange Commission in respect of the proposed issuance by Premier Exhibitions, Inc. (the “Company”) of up to 1,630,000 shares of Common Stock of the Company, par value $.0001 per share (the “Common Stock”), pursuant to the Company’s 2000 Stock Option Plan and the issuance of up to 2,970,000 shares of Common Stock pursuant to the Company’s Amended and Restated 2004 Stock Option Plan (collectively, the “Plans”).
     We have examined the following corporate records and proceedings of the Company in connection with the preparation of this opinion: its Certificate of Incorporation; its Bylaws as currently in force and effect; certain minutes and records of proceedings of its stockholders and its Board of Directors; the Registration Statement and the related exhibits thereto; applicable provisions of laws of the State of Florida; and such other documents and matters as we have deemed necessary.
     In rendering this opinion, we have made such examination of laws as we have deemed relevant for the purposes hereof. As to various questions of fact material to this opinion, we have relied upon representations and/or certificates of officers of the Company, certificates and documents issued by public officials and authorities, and information received from searches of public records. Based upon and in reliance on the foregoing, we are of the opinion that the 4,600,000 shares of Common Stock to be issued by the Company will, when issued and, where required, paid for in accordance with the provisions of the Plans and the respective award agreements pursuant to which awards are made under the Plans, be validly authorized and legally issued and outstanding, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.
Very truly yours,
/s/ Harter Secrest & Emery LLP